As filed with the Securities and Exchange Commission on February 28, 2003
Registration No. 333-101310

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Starwood Hotels & Resorts Worldwide, Inc.	Sheraton Holding Corporation
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
Maryland	Nevada
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

52-1193298	88-0340591
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

1111 Westchester Avenue

White Plains, New York 10604
(914) 640-8100
(Address, including zip code, and telephone number,
including area code, of Registrants’ principal executive offices)

Kenneth S. Siegel

Executive Vice President, General Counsel and Secretary
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of communications to:

Michael A. Gordon

Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2003

PROSPECTUS

Offer to Exchange Up to $700,000,000 Aggregate Principal Amount of

Our 7 3/8% Senior Notes due 2007 for Any and All of the $700,000,000 Aggregate Principal
Amount of Our Outstanding 7 3/8% Senior Notes due 2007

and

Offer to Exchange Up to $800,000,000 Aggregate Principal Amount of

Our 7 7/8% Senior Notes due 2012 for Any and All of the $800,000,000 Aggregate Principal
Amount of Our Outstanding 7 7/8% Senior Notes due 2012

The registered exchange offer will expire at 5:00 p.m., New York City time,

on                         , 2003, unless extended.

     We are offering to exchange up to $700,000,000 aggregate principal amount of our 7 3/8% Senior Notes due 2007 (the “5-year exchange notes”) for $700,000,000 aggregate principal amount of our outstanding 7 3/8% Senior Notes due 2007 (the “5-year original notes”) and up to $800,000,000 aggregate principal amount of our 7 7/8% Senior Notes due 2012 (the “10-year exchange notes” and, together with the 5-year exchange notes, the “exchange notes”) for $800,000,000 aggregate principal amount of our outstanding 7 7/8% Senior Notes due 2012 (the “10-year original notes” and, together with the 5-year original notes, the “original notes”). We sometimes refer to the exchange notes and the original notes collectively as the notes. The original notes are currently fully and unconditionally guaranteed by Sheraton Holding Corporation, our wholly owned subsidiary.

     The terms of the exchange notes will be substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the original notes for which they may be exchanged pursuant to the exchange offer, except that the exchange notes will be freely transferable by the holders (other than as described in this prospectus), will be issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest arising from a failure to register the exchange notes. The exchange notes will represent the same indebtedness as the original notes. Original notes that are accepted for exchange will be canceled and retired. For a description of the terms of the notes, see “Description of the Exchange Notes.” Starwood Hotels & Resorts Worldwide, Inc. will not receive any cash proceeds from the exchange offer.

     Interest on the 5-year exchange notes will accrue at a rate per annum of 7 3/8% from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, April 19, 2002 and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2002. Interest on the 10-year exchange notes will accrue at a rate per annum of 7 7/8% from the most recent date to which interest has been paid on the original notes and will be payable semiannually in arrears on May 1 and November 1 of each year. Holders whose original notes are accepted for exchange will not receive any payment in respect of interest on the original notes for which the record date occurs on or after completion of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

     The original notes were sold on April 19, 2002 in a transaction that was not registered under the Securities Act of 1933. Accordingly, the original notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except (1) to qualified institutional buyers under Rule 144A, (2) in transactions meeting the requirements of Rule 144 under the Securities Act or (3) outside the United States in compliance with Regulation S. We are offering the exchange notes to satisfy our obligations under the registration rights agreement relating to the original notes. See “The Exchange Offer — Purposes and Effects of the Exchange Offer.”

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Starwood has agreed that, for a period of 180 days after the expiration date (as defined in this prospectus), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

     The notes are not listed and will not be listed on any national securities exchange.

     Investing in the notes involves certain risks. See “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March      , 2003.

WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
The Exchange Offer
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
EXCHANGE OFFER AND REGISTRATION RIGHTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EX-12.1 Computation of Ratio of Earnings
EX-23.4 Consent of Ernst & Young LLP
EX-99.1 Letter of Transmittal
EX-99.2 Notice of Guaranteed Delivery
EX-99.3 Form of Letter to Brokers, Dealers, Banks
EX-99.4 Form of Letter from Registered Holders

      This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Starwood Hotels & Resorts Worldwide, Inc. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

      Except as the context may otherwise require, references to “the Corporation” are to Starwood Hotels & Resorts Worldwide, Inc. and references to “Starwood,” “the Company,” “we,” “us” or “our” are to the Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the termination of this offering:

•	Our Joint Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Our Joint Current Report on Form 8-K dated January 30, 2003.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and exhibits are also available through the SEC’s web site.

i

      You may receive a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
Attention: General Counsel

ii

SUMMARY

      This summary highlights selected information about Starwood and the exchange offer. You should read carefully this entire prospectus together with the documents incorporated by reference herein.

The Company

      We are one of the world’s largest hotel and leisure companies. Our status as one of the leading hotel and leisure companies resulted from the 1998 acquisition of Westin Hotels & Resorts Worldwide, Inc. and certain of its affiliates and the acquisition of ITT Corporation, renamed Sheraton Holding Corporation and the acquisition of Vistana, Inc. (Starwood Vacation Ownership) in October 1999. We conduct our hotel and leisure business both directly and through our subsidiaries. Our brand names include St. Regis®, The Luxury Collection®, Sheraton®, Westin®, W® and Four Points® by Sheraton. Through these brands, we are well represented in most major markets around the world. Our operations are grouped into two business segments, hotels and vacation ownership operations.

      Our revenue and earnings are derived primarily from hotel operations, which include the operation of our owned hotels; management and other fees earned from hotels we manage pursuant to long-term management contracts; and the receipt of franchise and other fees.

      Our hotel business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. We seek to acquire interests in, or management rights with respect to properties in this segment. At December 31, 2002, our hotel portfolio included owned, leased, managed and franchised hotels totaling 748 hotels with approximately 227,000 rooms in 79 countries, and is comprised of 163 hotels that we own or lease or in which we have a majority equity interest (substantially all of which hotels we also manage), 277 hotels we manage on behalf of third-party owners (including entities in which we have a minority equity interest) and 308 hotels for which we receive franchise fees.

      Our revenues and earnings are also derived from the development, ownership and operation of vacation ownership resorts, marketing and selling vacation ownership interests in the resorts and providing financing to customers who purchase such interests. At December 31, 2002, we had 18 vacation ownership resorts, in the United States and the Bahamas.

      Starwood Hotels & Resorts Worldwide, Inc. was incorporated in 1980 under the laws of Maryland. Sheraton Hotels & Resorts and Westin Hotels & Resorts, our largest brands, have been serving guests for more than 60 years. Starwood Vacation Ownership (and its predecessor, Vistana, Inc.) has been selling vacation ownership interests for more than 20 years.

      Our principal executive offices are located at 1111 Westchester Avenue, White Plains, New York 10604, and our telephone number is (914) 640-8100.

The Exchange Offer

Purpose of Exchange	We sold the original notes in a private offering to qualified institutional buyers and non-U.S. persons through Lehman Brothers Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., SG Cowen Securities Corporation, Banc of America Securities LLC, Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., BMO Nesbitt Burns Corp., Bear, Stearns & Co. Inc. and Scotia Capital (USA) Inc. (collectively, the “initial purchasers”). In connection with that offering, the Corporation, Sheraton Holding Corporation and Lehman Brothers Inc. as representative of the initial purchasers entered into a registration rights agreement dated as of April 19, 2002 (the “registration rights agreement”) for the benefit of the holders of the original notes providing for, among other things, the exchange offer. The exchange offer is intended to make the exchange notes freely transferable by the holders without registration or any prospectus delivery requirements under the Securities Act of 1933, as amended (the “Securities Act”). See “The Exchange Offer–Purposes and Effects of the Exchange Offer.”

The Exchange Offer	We are offering to exchange, pursuant to the exchange offer, up to $700 million aggregate principal amount of our new 7 3/8% senior notes due 2007 (the “5-year exchange notes”) for $700 million aggregate principal amount of our outstanding 7 3/8% senior notes due 2007 (the “5-year original notes”) and up to $800 million aggregate principal amount of our new 7 7/8% senior notes due 2012 (the “10-year exchange notes” and, together with the 5-year exchange notes, the “exchange notes”) for $800 million aggregate principal amount of our outstanding 7 7/8% senior notes due 2012 (the “10-year original notes” and, together with the 5-year original notes, the “original notes”). We sometimes refer to the exchange notes and the original notes collectively as the notes. The terms of the 5-year exchange notes will be identical in all material respects (including principal amount, interest rate and maturity) to the terms of the 5-year original notes, and the terms of the 10-year notes will be identical in all material respects (including principal amount, interest rate and maturity) to the terms of the 10-year original notes, except that, in each case, the exchange notes will be freely transferable by the holders, will not be subject to any covenant regarding registration under the Securities Act and will not bear additional interest as a result of our failure to consummate the exchange offer under the terms of the registration rights agreement. See “The Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.” The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended (the “expiration date”).

Conditions of the Exchange Offer	Our obligation to consummate the exchange offer is subject to certain conditions. We will not be required to accept for exchange any original notes tendered and may terminate the exchange offer before acceptance of any original notes if, among other things, legal actions or proceedings are instituted that challenge or seek to prohibit the exchange offer or there shall have been proposed, adopted or enacted, any statute or regulation materially affecting the benefits of the exchange offer. See “The Exchange Offer — Conditions of the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the conditions.

Procedures for Tendering Original Notes	The original notes were issued as global securities. Beneficial interests which are held by direct or indirect participants in The Depository Trust Company (“DTC”), as shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of original notes held in book-entry form and you wish to tender your notes pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date either:

• a written or facsimile copy of an executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system, and forming a part of confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration date a timely confirmation of the book-entry transfer of your notes into the exchange agent’s account at DTC, in accordance with the procedures described for book-entry transfer in this prospectus under the heading “The Exchange Offer — Procedures for Tendering.”

By executing the letter of transmittal (or agreeing to its terms through DTC’s procedures for book-entry transfer), you represent to us that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the original notes or the exchange notes within the meaning of the Securities Act;

• you are not an “affiliate” of Starwood (as defined under the Securities Act) or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

• you are not a broker-dealer who is tendering original notes acquired directly from Starwood.

In addition, each broker or dealer that receives exchange notes for its own account in exchange for any original notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge (by executing the letter of transmittal or agreeing to its terms through DTC’s procedures for book-entry transfer) that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner who wishes to tender on the registered holder’s behalf, prior to completing and executing the letter of transmittal and delivering the original notes, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes in the exchange offer but the required documentation cannot be completed by the expiration date or the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender your original notes by completing, signing and delivering the letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal to the exchange agent prior to the expiration date and tendering your original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all original notes that are properly tendered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. See “The Exchange Offer — Exchange Agent.”

Tax Consequences	For a summary of certain United States federal income tax consequences of ownership of the notes, the exchange of original notes for exchange notes and the disposition of notes, see “Certain United States Federal Income Tax Considerations.”

Effect on Holders of the Original Notes	As a result of making the exchange offer, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms thereof, we will have fulfilled some of our obligations contained in the registration rights agreement, and, accordingly, there will be no increase in the interest rate on the original notes pursuant to the registration rights agreement. However, because we did not fulfill the obligations to cause the registration statement of which this prospectus is a part to be declared effective by the SEC on or prior to January 14, 2003, and to complete the exchange offer within the time period specified in the registration rights agreement, the annual interest rate was increased by 0.5% from January 15, 2003. Accordingly, holders of original notes will receive additional interest during the period from January 15, 2003 until the date on which we consummate the exchange offer or cause a shelf registration statement covering resales of original notes to become effective, at which time the annual interest rate on the original notes will be decreased by 0.5%. This additional interest will be payable to the persons in whose names the notes are registered at the close of business on April 15, 2003. Holders of original notes who do not tender their original notes will continue to be entitled to all of the rights and will be bound by all of the limitations applicable thereto under the indenture dated as of April 19, 2002 (the “indenture”) among the Corporation, Sheraton Holding Corporation and U.S. Bank National Association, as trustee (the “trustee”), relating to the notes, except for any rights under the indenture or the registration rights agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered original notes pursuant to the exchange offer (including the right to receive additional interest). All original notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for original notes could be adversely affected.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer. We used $500 million of the approximately $1.494 billion gross proceeds from the sale of the original notes to repay the amount that remained outstanding under our senior secured notes facility as required in accordance with its provisions. We used the remaining proceeds to repay a portion of our senior credit facility and to pay fees and expenses. See “Use of Proceeds.”

Terms of the Notes

      The exchange offer applies respectively to the entire $700 million aggregate principal amount of 5-year original notes and $800 million aggregate principal amount of 10-year original notes that are outstanding. The terms of the original notes and exchange notes are identical in all material respects, except for certain transfer restrictions and registration and other rights relating to the exchange of the original notes for exchange notes. The exchange notes will represent the same indebtedness as the original notes and will be governed by the same indenture under which the original notes were issued. See “Description of the Exchange Notes.”

Issuer	Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

Securities Offered	$700 million aggregate principal amount of 7 3/8% Senior Notes due 2007.

$800 million aggregate principal amount of 7 7/8% Senior Notes due 2012.

Maturity Dates	May 1, 2007, for the 5-year exchange notes.

May 1, 2012, for the 10-year exchange notes.

Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2002.

Optional Redemption	The 5-year exchange notes and the 10-year exchange notes will be redeemable, at our option, in whole or in part, at any time, at the

“make-whole” redemption prices determined as described under “Description of the Exchange Notes — Optional Redemption.”

Ranking	The exchange notes will rank equal in right of payment with all our other senior indebtedness. The exchange notes will be effectively subordinated to all existing and future obligations of our subsidiaries that are not guarantors of the exchange notes.

Guarantor	Sheraton Holding Corporation (formerly ITT Corporation), our wholly owned subsidiary, will fully and unconditionally guarantee the exchange notes. The guarantee of the exchange notes will be a senior obligation of Sheraton Holding Corporation and will be equal in right of payment with the obligations of Sheraton Holding Corporation under its guarantees of our senior credit facility and our Series B Zero Coupon Convertible Senior Notes due 2021 and as issuer under the Sheraton Holding Public Debt.

Basic Covenants	We will issue the exchange notes under an indenture among the Corporation, Sheraton Holding Corporation and U.S. Bank National Association, as trustee. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• create liens;

• enter into sale and leaseback transactions; and

• sell all or substantially all our assets or merge with or into other companies.

Certain of our subsidiaries will be unrestricted subsidiaries and will not be subject to the covenants in the indenture. In addition, the indenture does not restrict our ability to designate our subsidiaries as unrestricted subsidiaries and the covenants will be subject to numerous significant limitations and exceptions that you should review carefully. For more details, see “Description of the Exchange Notes — Certain Covenants.”

Exchange Offer; Registration Rights	In the registration rights agreement, we agreed to file with the SEC a registration statement with respect to an offer to exchange the original notes for publicly registered notes with terms identical in all material respects to those of the original notes. Alternatively, if the exchange offer cannot be completed or some holders are not able to participate in the exchange offer, we agreed to file a shelf registration statement or amend an existing shelf registration statement for the resale of the original notes. Because the registration statement of which this prospectus is a part was not declared effective by the SEC within the time period specified in the registration rights agreement, and because we did not complete the exchange offer within the time period specified in the registration rights agreement, the annual interest rate was increased by 0.5% from January 15, 2003. Accordingly, holders of original notes will receive additional interest during the period from January 15, 2003 until the date on which we consummate the exchange offer or cause a shelf registration statement covering resales of original notes to become effective, at which time the annual interest rate on the original notes will be decreased by 0.5%. This additional interest will be payable to the persons in whose names the notes are registered at the close of business on April 15, 2003. This offering of exchange notes is being made to satisfy the requirements of the registration rights agreement.

Form of Exchange Notes	The exchange notes to be issued in the exchange offer will be represented by one or more global securities. Beneficial interests in the exchange notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants. See “Description of the Exchange Notes — Book-Entry, Delivery and Form.” Each global note will be deposited with the trustee for the exchange notes for the benefit of DTC, in each case for credit to the account of a direct or indirect participant of DTC. Investors in the global notes who are participants in DTC may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants in DTC may hold their interests indirectly through organizations that are participants in DTC. Interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Except as set forth under “Description of the Exchange Notes — Book-Entry, Delivery and Form — Exchange of Global Notes for Certificated Notes,” participants and indirect participants will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes registered in their names and will not be considered the owners or holders of the exchange notes under their governing indenture.

Absence of Public Market for the Exchange Notes	The original notes were and the exchange notes will be new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. At the time of the offering of the original notes, the initial purchasers advised us that they intended to make a market in the original notes and, if issued, the exchange notes. The initial purchasers are not obligated, however, to make a market in the notes, and any such market-making may be discontinued by them in their discretion at any time without notice. We do not intend to apply for a listing of the original notes or the exchange notes on any securities exchange or any automated dealer quotation system. The original notes are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc., but the exchange notes will not be eligible for trading in that market.

Transfer Restrictions	The original notes have not been registered under the Securities Act and are subject to restrictions on transfer. The exchange notes have been registered under the Securities Act and are not subject to those restrictions.

RISK FACTORS

      An investment in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus before deciding whether to exchange your original notes for exchange notes.

Risk Factors Relating to the Exchange Offer

You must carefully follow the required procedures in order to exchange your original notes.

      The exchange notes will be issued in exchange for original notes only after timely receipt by the exchange agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your original notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of original notes for exchange. Any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

If you do not exchange original notes for exchange notes, transfer restrictions will continue and trading of the original notes may be adversely affected.

      The original notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original notes that are not tendered for exchange or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the original notes under the Securities Act. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for original notes, if any, could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Risk Factors Relating to an Investment in the Notes

Our substantial indebtedness could adversely affect our financial health.

      We have a significant amount of indebtedness. On December 31, 2002, we had total indebtedness of $5.319 billion and $870 million of our debt will become due in less than twelve months. As a result of our debt obligations, we are subject to the following risks: (i) the risk that cash flow from operations will be insufficient to meet required payments of principal and interest; and (ii) the risk that, to the extent that we maintain floating rate indebtedness, interest rates will increase. Our substantial indebtedness could have further important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      In addition, the indenture and our senior credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

      While our senior debt is currently rated investment grade by one of the two major rating agencies, there can be no assurance we will be able to maintain this rating. On December 20, 2002, that rating agency placed our investment grade rating on “CreditWatch with negative implications.” In the event our senior debt is not investment grade, we would likely incur higher borrowing costs on future financings. At December 31, 2002, our overall Corporate Credit Rating by Standard & Poor’s Rating Services was BBB- (investment grade), and the Company’s Senior Implied Rating by Moody’s Investors Service was Ba1 (the highest non-investment grade rating).

The indenture permits us to designate at will subsidiaries to be unrestricted.

      The indenture contains provisions that permit the board of directors of Starwood to designate a restricted subsidiary as an unrestricted subsidiary at any time. Any subsidiary that is designated unrestricted will not be subject to the covenants in the indenture, and as a result, will be able to create mortgages, pledges or other liens upon its principal property and engage in sale and lease-back transactions. Starwood has declared all of its subsidiaries as unrestricted subsidiaries and does not presently contemplate that it will have any restricted subsidiaries.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      Despite the weakened global economies, we believe our cash flow from operations, existing borrowing availability, together with the capacity from additional borrowings, will be adequate to meet all funding requirements for the foreseeable future.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to sell additional assets, reduce capital expenditures and/or refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to sell additional assets, reduce capital expenditures and/or refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms or at all.

Holders of the exchange notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries that are not guarantors of the exchange notes and indebtedness of Starwood and its subsidiaries that is secured by mortgages.

      Only Sheraton Holding Corporation will guarantee the exchange notes. Our non-guarantor subsidiaries include, but are not limited to, Starwood Hotels & Resorts, a Maryland real estate investment trust that owns a substantial amount of our real estate, our operating subsidiaries other than Sheraton Holding Corporation, our foreign subsidiaries, joint venture entities and non-wholly-owned subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. We have formed additional non-guarantor subsidiaries in the past, and may in the future form other non-guarantor subsidiaries. On December 31, 2002, the notes would have been effectively junior to $1.512 billion of mortgages and other indebtedness of our non-guarantor subsidiaries.

Investors may find it difficult to trade the notes.

      There is currently no public market for the original notes. The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a securities exchange or on any automated dealer quotation system. At the time of the offering of the original notes, the initial purchasers informed us that they intended to make a market in the exchange notes after the exchange offer is completed. However, the initial purchasers may discontinue their market-making activities at any time. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer. The original notes are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc., but the exchange notes will not be eligible for trading in that market. The original notes have not been registered under the Securities Act or any state securities laws and, unless registered, may not be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

      In addition, the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the exchange notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that Sheraton Holding Corporation, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

      Certain information included or incorporated by reference in this prospectus and other documents filed with the SEC may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed above or in our Joint Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

USE OF PROCEEDS

      The exchange offer is intended to satisfy certain agreements we made with the initial purchasers of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the original notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the original notes, except as otherwise described in this prospectus, and which represent the same indebtedness). The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

      We received approximately $1.494 billion of gross proceeds from the offering of the original notes (before deducting the initial purchasers’ discounts and commissions, fees and expenses payable by us). We used $500 million of the gross proceeds to repay the amount that remained outstanding under our senior secured notes facility as required in accordance with its provisions. We used the remaining proceeds to repay a portion of our senior credit facility and to pay fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,

	2002	2001	2000	1999	1998(a)

Ratio of earnings to fixed charges	1.64x	1.40x	2.22x	1.82x	1.25x

(a)	Represents the consolidated results of ITT Corporation (now Sheraton Holding Corporation) and the results of the Company (inclusive of Westin Hotel Company) for the period from the closing of the ITT Corporation merger (February 23, 1998) through December 31, 1998.

      “Earnings” consist of income from continuing operations before income taxes, minority equity in net income, amortization of interest capitalized, distributions in excess of equity earnings and losses and fixed charges. “Fixed charges” consist of interest expense (including interest costs capitalized) and other financing charges.

THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

      We sold the original notes on April 19, 2002 to the initial purchasers, who resold the original notes to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and non-U.S. persons under Regulation S under the Securities Act in a private offering. In the registration rights agreement, we agreed to file with the SEC a registration statement (the “exchange registration statement”) with respect to an offer to exchange the original notes for exchange notes. In addition, we agreed to use our reasonable efforts to cause the exchange registration statement to become effective under the Securities Act within 270 days after the sale of the original notes, to offer the exchange notes pursuant to the exchange offer and to issue the exchange notes in exchange for the original notes tendered prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

      This prospectus is a part of the exchange registration statement that we have filed with the SEC. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations thereunder. You are a “holder” with respect to the exchange offer if your original notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose original notes are held of record by DTC. Upon completion of the exchange offer, we will only be required to file a registration statement to register any outstanding original notes if a holder of original notes notifies us prior to the 20th day following consummation of the exchange offer that such holder is prohibited by law or SEC policy from participating in the exchange offer, that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or that it is a broker-dealer and owns original notes acquired directly from us or our affiliate. If you do not tender your original notes, or if your original notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your original notes.

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Starwood, we believe that you may offer for resale, resell or otherwise transfer the exchange notes issued to you, unless you are an “affiliate” of Starwood within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the exchange notes in the ordinary course of business and you are not engaged, do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of the exchange notes.

      If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC’s interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account as a result of market-making activities or other trading activities must acknowledge (by delivering a completed letter of transmittal or agent’s message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

      The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. You should read “— Expiration Date; Extension; Termination; Amendments” below for an explanation of how the expiration date may be extended. We will issue up to $700 million aggregate principal amount of 5-year exchange notes in exchange for a like principal amount of outstanding 5-year original notes that are validly tendered and accepted in the exchange offer and up to $800 million aggregate principal amount of 10-year exchange notes in exchange for a like principal amount of outstanding 10-year original notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all original notes that are validly tendered. You may tender some or all of your original notes pursuant to the exchange offer.

      The exchange offer is not conditioned upon any number or aggregate principal amount of original notes being tendered.

      The form and terms of the exchange notes will be the same in all material respects as the form and terms of the original notes tendered in exchange for such exchange notes, except that the exchange notes will be registered under the Securities Act and hence will not bear legends restricting their transfer. The exchange notes will not represent additional indebtedness of Starwood and will be entitled to the benefits of the indenture, which is the same indenture under which the original notes were issued. Original notes that are accepted for exchange will be canceled and retired.

      Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the original notes or, if no interest has been paid, from April 19, 2002. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 19, 2002. Original notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your original notes are accepted for exchange, you will not receive any payment in respect of interest on the original notes for which the record date occurs on or after completion of the exchange offer.

      You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you do not tender for exchange or if your tender is not accepted, the original notes will remain outstanding and you will be entitled to the benefits of the indenture, but generally will not be entitled to any registration rights under the registration rights agreement.

      We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of acceptance to the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

      If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the certificates (if any) for the unaccepted original notes to the tendering holders of those notes, without expense, as promptly as practicable after the expiration date.

      If you tender your original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses” below.

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any original notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any original notes, if either of the following conditions exists:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer; or

•	there shall have been proposed, adopted or enacted any law, statute, rule, regulation, order or staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a materially adverse effect on the contemplated benefits of the exchange offer.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights, and each of these rights will be an ongoing right which may be asserted by us at any time and from time to time. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

Expiration Date; Extension; Termination; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless extended (the “expiration date”). We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement to that effect, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We may also accept all properly tendered original notes as of the expiration date and extend the expiration date in respect of the remaining outstanding original notes. We reserve the right, in our sole discretion, to:

•	delay accepting for exchange any original notes for exchange notes or extend or terminate the exchange offer and not accept for exchange any original notes for exchange notes if any of the events set forth under the caption “— Conditions of the Exchange Offer” occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent; or

•	amend the terms of the exchange offer in any manner.

      Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of original notes of the amendment and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the original notes, if the exchange offer would otherwise expire during that five to ten business day period. The rights we have reserved in this paragraph are in addition to our rights set forth under the caption “— Conditions of the Exchange Offer.”

Procedures For Tendering

      Only a holder of original notes may tender them in the exchange offer. To validly tender in the exchange offer, you must deliver an agent’s message or a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and the original notes must be tendered pursuant to the procedures for book-entry transfer set forth below.

      The exchange agent will make a request to establish an account with respect to the notes at DTC’s Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer. However, the letter of transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” below no later than the expiration date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’s PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automatic tender offer program (“ATOP”) to tender original notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent according to its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means, with respect to any tendered original notes, a message transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from each tendering participant to the effect that, with respect to those original notes, the participant has received and agrees to be bound by the letter of transmittal and that Starwood may enforce the letter of transmittal against the participant. The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC.

      If you tender an original note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal should be sent to Starwood; instead, they should be sent to the exchange agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the original notes are being tendered:

•	by a registered holder who has not completed the box labeled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an “eligible institution”).

      If the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

      We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

      Unless waived, you must cure any defects or irregularities in connection with tenders of your original notes within a time period we will determine. Although we intend to request that the exchange agent notify you of defects or irregularities with respect to your tender of original notes, we will not, nor will the exchange agent or any other person, incur any liability for failure to give you any notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture):

•	to purchase or make offers for any original notes that remain outstanding after the expiration date; and

•	to the extent permitted by applicable law, to purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers could differ from the terms of the exchange offer.

      By tendering, you represent to us, among other things, that:

•	you are obtaining the exchange notes in the ordinary course of business whether or not you are the holder;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Starwood or, if you are an affiliate of Starwood, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

•	you are not a broker-dealer who is tendering original notes acquired directly from Starwood.

Guaranteed Delivery Procedures

      If you wish to tender your original notes and either you cannot deliver the required documents to the exchange agent or you cannot complete the procedure for book-entry transfer prior to the expiration date, you may effect a tender if:

•	you make a tender through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the account number(s) with DTC of the participant tendering the original notes and the principal amount of original notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, a confirmation of a book-entry transfer into the exchange agent’s account at DTC of original notes delivered electronically and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	confirmation of a book-entry transfer into the exchange agent’s account at DTC of original notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw any tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

      For your withdrawal to be effective, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date, and prior to acceptance for exchange by Starwood. Any notice of withdrawal must:

•	specify the name of the person having tendered the original notes to be withdrawn;

•	specify the name and account number at the Book-Entry Transfer Facility from which the original notes were tendered, the principal amount to be withdrawn and the name and account number at the Book-Entry Transfer Facility to be credited with the withdrawn original notes and otherwise comply with DTC’s procedures for transfer; and

•	be signed in the same manner as the original signature on the letter of transmittal by which the original notes were tendered (including any required signature guarantees).

      We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. This determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the original notes so withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn original notes by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telegraph, telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

      We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Resale of Exchange Notes

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are an affiliate of Starwood, you may offer for resale, resell or otherwise transfer the exchange notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the exchange notes in the ordinary course of business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes. If you are an affiliate of Starwood or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling securityholders’ information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired from the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

      By tendering in the exchange offer, you represent to us that, among other things:

•	you are obtaining the exchange notes in the ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer who is tendering original notes acquired directly from Starwood; and

•	you acknowledge that if you participate in the exchange offer for the purpose of distributing the exchange notes:

•	you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and you cannot rely on the no-action letters described above; and

•	your failure to comply with those requirements could result in you incurring liability under the Securities Act for which you are not indemnified by us.

Further, if you are an “affiliate” (as defined under Rule 405 under the Securities Act) of Starwood, by tendering in the exchange offer you will represent to us that you understand and acknowledge that the exchange notes may not be offered for resale, resold or otherwise transferred by you without registration under the Securities Act or an exemption from registration.

Consequences of Failure to Exchange

      As a result of making the exchange offer, we will have fulfilled one of our obligations under the registration rights agreement. You generally will not have any further registration rights under the registration rights agreement or otherwise if you do not tender your original notes. Accordingly, if you do not exchange your original notes for exchange notes, you will continue to hold your untendered original notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer (including the right to receive additional interest, as a result of our failure to cause the exchange offer registration statement to be declared effective within 270 days following the closing of the sale of the original notes, to consummate the exchange offer within the time period specified by the registration rights agreement or to cause a shelf registration statement covering resales of the original notes to become effective within the time period required by the registration rights agreement, as described under “Exchange Offer and Registration Rights”).

      The original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, you may only resell the original notes:

•	to us (upon redemption thereof or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•	so long as the original notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

      To the extent that any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the untendered original notes could be adversely affected. See “— Termination of Certain Rights.”

      All of the original notes and exchange notes will be issued under the same indenture. The original notes of each series and the exchange notes of that series will constitute a single series of debt securities under that indenture. If the exchange offer is consummated, any old notes that remain outstanding and the exchange notes of that series will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the old notes of that series and the exchange notes of that series will vote or take that action as a single class.

Termination of Certain Rights

      You will not be entitled to certain rights under the registration rights agreement following the completion of the exchange offer. The rights that generally will terminate are the rights:

•	to have Starwood file with the SEC and use its reasonable efforts to have declared effective a shelf registration statement to cover resales of the original notes by the holders thereof, and

•	to receive additional interest as a result of the registration statement of which this prospectus is a part failing to be declared effective by the SEC, and the exchange offer not being consummated, within a specified time period.

Other

      Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

      No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of original notes in that jurisdiction.

      We may in the future seek to acquire original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any original notes except to the extent that we may be required to do so under the registration rights agreement.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes under generally accepted accounting principles.

Exchange Agent

      U.S. Bank National Association has been appointed exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Mail, Hand or Overnight Courier:	For Information or Confirmation by Telephone:
U.S. Bank National Association	(651) 244-8677
180 East Fifth Street
St. Paul, Minnesota 55101

      Requests for assistance or for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the exchange agent.

DESCRIPTION OF THE EXCHANGE NOTES

      The original notes were and the exchange notes will be issued under an indenture dated as of April 19, 2002 among the Corporation, Sheraton Holding Corporation and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following summary of selected provisions of the indenture and the notes is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the notes. Copies of the indenture and the forms of certificates evidencing the notes are available from us upon request. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the indenture.

General

      The 5-year exchange notes and 10-year exchange notes will be general senior obligations of Starwood. The terms of each series of the exchange notes are described below. Except for the limitations on liens, sale and lease-back transactions and consolidation, merger and sale of assets of Starwood described below, the indenture and the terms of the notes do not contain any covenants or other provisions designed to afford holders of any notes protection in the event of a highly leveraged transaction involving Starwood.

Terms of the 5-Year Exchange Notes

      The 5-year original notes and the 5-year exchange notes will together constitute a separate series of debt securities under the indenture. The 5-year original notes and the 5-year exchange notes initially will be limited to $700,000,000 aggregate principal amount and will mature on May 1, 2007.

      The 5-year exchange notes will bear interest at the rate per annum of 7 3/8% from the most recent interest payment date to which interest has been paid or provided for on the 5-year original notes, payable semiannually on May 1 and November 1 of each year. Interest will be payable to the persons in whose names the 5-year exchange notes are registered at the close of business on April 15 and October 15, as the case may be, next preceding such interest payment date. Holders of 5-year original notes that are exchanged for 5-year exchange notes pursuant to the exchange offer will not receive accrued interest on the 5-year original notes for any period from and after the most recent date to which interest has been paid or duly provided for on the 5-year original notes.

      The 5-year original notes may not be redeemed prior to maturity except as set forth under “— Optional Redemption” below.

Terms of the 10-Year Exchange Notes

      The 10-year original notes and the 10-year exchange notes will together constitute a separate series of debt securities under the indenture. The 10-year original notes and the 10-year exchange notes initially will be limited to $800,000,000 aggregate principal amount and will mature on May 1, 2012.

      The 10-year exchange notes will bear interest at the rate per annum of 7 7/8% from the most recent interest payment date to which interest has been paid or provided for on the 10-year original notes, payable semiannually on May 1 and November 1 of each year. Interest will be payable to the persons in whose names the 10-year exchange notes are registered at the close of business on April 15 and October 15, as the case may be, next preceding such interest payment date. Holders of 10-year original notes that are exchanged for 10-year exchange notes pursuant to the exchange offer will not receive accrued interest on the 10-year original notes for any period from and after the most recent date to which interest has been paid or duly provided for on the 10-year original notes.

      The 10-year exchange notes may not be redeemed prior to maturity except as set forth under “— Optional Redemption” below.

Further Issue of the Same Series

      Starwood may from time to time, without the consent of the existing holders, create and issue further notes having the same terms and conditions as the relevant series of notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the relevant series of the previously outstanding notes.

Ranking; Guarantee

      The exchange notes will rank equal in right of payment with all our other senior indebtedness. The exchange notes will be effectively subordinated to all existing and future obligations of our subsidiaries that are not guarantors of the exchange notes and indebtedness of Starwood and its subsidiaries that is secured by mortgages on their properties. See “Risk Factors — Holders of the exchange notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries that are not guarantors of our obligations under our senior credit facility and indebtedness of Starwood and its subsidiaries that is secured by mortgages.” Assuming we had completed the sale of the original notes (as currently guaranteed only by Sheraton Holding Corporation) on December 31, 2002, the notes would have been effectively junior to $1.512 billion of mortgages and other indebtedness of our non-guarantor subsidiaries.

      Sheraton Holding Corporation, which guarantees our senior credit facility, will also fully and unconditionally guarantee the exchange notes. The guarantee of the exchange notes will be a senior obligation of Sheraton Holding Corporation, equal in right of payment with the obligations of Sheraton Holding Corporation under its guarantees of our senior credit facility and our Series B Zero Coupon Convertible Senior Notes due 2021 and as issuer under the Sheraton Holding Public Debt. The obligations of Sheraton Holding Corporation under its subsidiary guarantee will be limited as necessary to prevent the subsidiary guarantee from constituting a fraudulent conveyance under applicable law.

Optional Redemption

      Starwood may redeem any series of notes at any time, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum, as determined by the Independent Investment Banker, of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) and additional interest (as defined below), if any, on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points with respect to each series of notes, plus in each case accrued interest to the redemption date.

      If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Starwood.

      “Reference Treasury Dealer” means (1) Lehman Brothers Inc. and its successors; provided, however, that if it ceases to be a primary U.S. Government securities dealer in New York City, Starwood will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by Starwood.

      “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the relevant series of notes being redeemed.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      If Starwood elects to redeem less than all of the notes of any series, and such notes are at the time represented by a global security, then the depositary will select by lot the particular interests to be redeemed. If Starwood elects to redeem less than all of the notes of any series, and any of such notes are not represented by a global security, then the trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global security to be redeemed).

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless Starwood defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

      Starwood may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Certain Covenants

      The indenture requires Starwood to comply with certain restrictive covenants. The indenture does not require Starwood to maintain any Restricted Subsidiaries. Starwood has declared all of its subsidiaries to be Unrestricted Subsidiaries and does not presently contemplate that it will have any Restricted Subsidiaries. Accordingly, if Starwood elects not to maintain any Restricted Subsidiaries, the indenture will not limit the activity of any Starwood subsidiary. However, the indenture contains certain provisions applicable to any subsidiaries maintained as Restricted Subsidiaries. These provisions are described below.

     Certain Definitions Used In the Covenants

      Set forth below are certain definitions used in the indenture.

      “Capitalized Lease-Back Obligation” is defined to mean the total net rental obligations of Starwood or a Restricted Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum.

      “Consolidated Net Tangible Assets” is defined to mean the total of all assets appearing on a consolidated balance sheet of Starwood and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined, but excluding (i) the book amount of all segregated intangible assets, (ii) all depreciation, valuation and other reserves, (iii) current liabilities, (iv) any minority interest in the stock and surplus of Restricted Subsidiaries, (v) investments in subsidiaries that are not Restricted Subsidiaries, (vi) deferred income and deferred liabilities and (vii) other items deductible under generally accepted accounting principles.

      “Principal Property” is defined to mean any single property owned by Starwood or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Tangible Assets, except any property or portion of a property that the Starwood board of directors by resolution declares is not of material importance to the total business conducted by Starwood and its Restricted Subsidiaries as an entirety.

      “Restricted Subsidiary” is defined to mean any subsidiary other than an Unrestricted Subsidiary.

      “Unrestricted Subsidiary” is defined to mean

(i) any subsidiary 50% or less of the voting stock of which is owned directly by Starwood and/or one or more Restricted Subsidiaries or

(ii) any subsidiary designated as an Unrestricted Subsidiary by the Starwood board of directors.

     Designation of Restricted Subsidiaries and Unrestricted Subsidiaries

      The Starwood board of directors may at any time designate a Restricted Subsidiary as an Unrestricted Subsidiary or rescind the designation of an Unrestricted Subsidiary as such. Any subsidiary may be the subject of a series of such designations and rescissions, without limitation, except that:

(i) a subsidiary may not become an Unrestricted Subsidiary if, upon the effectiveness thereof, it would own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary; and

(ii) an Unrestricted Subsidiary may not become a Restricted Subsidiary unless such subsidiary has outstanding no lien upon its property which such subsidiary would be prohibited, under the restriction on liens described below, from creating immediately after it becomes a Restricted Subsidiary and, with certain exceptions, such subsidiary is not a party to any lease which it would have been prohibited, under the restriction on sale and lease-back transactions described below, from entering into had it been a Restricted Subsidiary at the time it entered into such lease.

     Sale and Lease-Back

      The indenture provides that neither Starwood nor any Restricted Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between Starwood and a Restricted Subsidiary or between Restricted Subsidiaries) involving the leasing by Starwood or any Restricted Subsidiary of any Principal Property, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either:

(i) Starwood applies an amount equal to the greater of the fair value (as determined by the Starwood board of directors) of such property or the net proceeds of such sale, within 120 days, to the retirement of notes or other indebtedness ranking on a parity with the notes, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof, or

(ii) at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage, pledge or lien securing indebtedness in a principal amount equal to the Capitalized Lease-Back Obligation with respect to such Principal Property under clause (m) of the provision for limitations on liens referred to below without securing the notes as contemplated by that provision.

Liens

      The indenture prohibits Starwood and its Restricted Subsidiaries from creating any mortgages, pledges or other liens upon any Principal Property (without securing the notes equally with such Principal Property and ratably with all other indebtedness secured thereby for so long as such indebtedness is so secured), with the following exceptions:

(a) mortgages, pledges or other liens on any such property acquired, constructed or improved by Starwood or a Restricted Subsidiary to secure or provide for the payment of any part of the purchase price of the property or the cost of the construction or improvement, or any mortgage or other lien on any such property existing at the time of acquisition thereof;

(b) any mortgage, pledge or other lien on any property of another company existing at the time the company is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets;

(c) pledges or deposits to secure payment of workers’ compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases;

(d) pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(e) pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling Starwood or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements;

(f) mechanics’, carriers’, workmen’s and other like liens;

(g) encumbrances in favor of the U.S. Government to secure progress or advance payments;

(h) mortgages, pledges or other liens securing any indebtedness incurred to finance the cost of property leased to the U.S. Government at a rental sufficient to pay the principal of and interest on such indebtedness;

(i) mortgages, pledges or other liens securing indebtedness of a Restricted Subsidiary to Starwood or to a Restricted Subsidiary;

(j) mortgages, pledges or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of Starwood or a Restricted Subsidiary;

(k) renewals, extensions, replacements or refundings of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured is not increased;

(l) mortgages, pledges or other liens on any such property existing on the date of the indenture; and

(m) the creation of any other mortgage, pledge or other lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of Starwood and its Restricted Subsidiaries secured by all mortgages, pledges or other liens created under the provisions referred to in this clause (m), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of Starwood and its Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above, but for the satisfaction of the condition referred to in clause (ii) of the description of such provision, will not exceed an amount equal to 15% of Consolidated Net Tangible Assets.

      The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a “production payment,” shall not be deemed to create a lien.

Consolidation, Merger or Sale

      The indenture permits the consolidation or merger of Starwood with or into any other corporation, or the merger into Starwood of any other corporation, or the sale by Starwood of its property and assets as, or substantially as, an entirety, or otherwise; provided, however,

(a) that, in case of any such consolidation or merger the corporation resulting from such consolidation or any corporation other than Starwood into which such merger shall be made shall succeed to the indenture and be substituted for Starwood with the same effect as if it has been named therein as a party thereto and shall become liable and be bound for, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the notes of each series and the performance and observance of each and every covenant and condition of the indenture on the part of Starwood to be performed or observed, and

(b) that, as a condition of any such sale of the property and assets of Starwood as, or substantially as, an entirety, the corporation to which such property and assets shall be sold shall (i) expressly assume, as a part of the purchase price thereof, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the notes of each series and the coupons, if any, appertaining thereto and the performance and observance of all the covenants and conditions of the indenture on the part of Starwood to be performed or observed, and (ii) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property and assets, execute and deliver to the trustee a supplemental indenture, in form satisfactory to the trustee, whereby such purchasing corporation shall so assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the notes of each series and the performance and observance of each and every covenant and condition of the indenture on the part of Starwood to be performed or observed, to the same extent that Starwood is bound and liable.

      Starwood may not consolidate with any other corporation or accept a merger of any other corporation into Starwood or permit Starwood to be merged into any other corporation, or sell its properties and assets as, or substantially as, an entirety, except upon the terms and conditions set forth in the indenture. Upon any consolidation or merger, or any sale of the properties and assets of Starwood as, or substantially as, an entirety in accordance with the provisions of the indenture, the corporation formed by such consolidation or into which Starwood shall have been merged or to which such sale shall have been made shall succeed to the indenture and be substituted for Starwood with the same effect as if it had been named therein as a party thereto and thereafter from time to time such successor corporation may exercise each and every right and power of Starwood under the indenture, in the name of Starwood or in its own name; and any act or proceeding by any provision of the indenture required or permitted to be done by the board of directors or any officer of Starwood may be done with like force and effect by the like board of directors or officer of any corporation that shall at the time be the successor of Starwood thereunder. In the event of the sale by Starwood of its properties and assets as, or substantially as, an entirety upon the terms and conditions of the indenture, Starwood shall be released from all its liabilities and obligations thereunder and under the notes.

      The trustee, subject to the provisions of the indenture, may receive an opinion of counsel as conclusive evidence that any such consolidation, merger or sale, and any such assumption, complies with the provisions of the indenture.

Reports

      Starwood will furnish to the trustee, within 15 days after it files the same with the SEC, copies of its annual reports and the information, documents or other reports which Starwood is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Modification of Indenture

      We may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

•	to evidence the succession of another person to our rights and the assumption by the successor of our covenants and obligations in the indenture and the debt securities in accordance with the terms of the indenture;

•	to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add any Events of Default;

•	to cure any ambiguity, defect or inconsistency, to secure the debt securities, or to make any change that does not materially and adversely affect the rights of any holders;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended;

•	to add to or change any provision of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	to add guarantees for any or all the debt securities or to secure any or all the debt securities;

•	to add to, change or eliminate any provision of the indenture, so long as any such addition, change or elimination will become effective only when there is no debt security outstanding of any series created prior to the modification;

•	to evidence and provide for a successor trustee with respect to the debt securities of one or more series or to add to or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee;

•	to establish the form or terms of debt securities and coupons of any series; and

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

      We may modify the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided, however, that no modification of the terms of payment of principal or interest or the guarantees, and no modification reducing the percentage required for modifications, is effective against any holder of debt securities without its consent.

Events of Default

      The indenture provides that the following are Events of Default thereunder with respect to any series of the notes issued thereunder:

•	default for 30 days in the payment of any installment of interest or additional interest on any note of such series when and as the same shall become due and payable,

•	default in the payment of the principal of (or premium, if any, on) any note of such series when and as the same shall be due and payable;

•	default for 60 days after notice in the performance of any other covenant in respect of the notes of such series contained in the indenture;

•	acceleration of certain debt instruments of at least $50,000,000 aggregate principal amount of Starwood (other than Non-Recourse Indebtedness), which acceleration shall not have been rescinded or annulled within 30 days after notice; or

•	certain events in bankruptcy, insolvency or reorganization of Starwood or any significant subsidiary of Starwood.

An Event of Default with respect to a particular series of notes issued under an indenture does not necessarily constitute an Event of Default with respect to any other series of notes issued under such indenture. If the trustee has knowledge of a default, it shall, within 90 days after the occurrence of the default, give to the holders notice of all defaults known to it, other than defaults that have been cured. The trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Starwood or any significant subsidiary of Starwood, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to any series of notes shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series may declare the principal of all the notes of such series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

      For purposes of the foregoing, “Non-Recourse Indebtedness” means indebtedness the terms of which provide that the lender’s claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness and “significant subsidiary” means any of Starwood’s subsidiaries that would be a “significant subsidiary” as that term is defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

      The indenture requires Starwood to file annually with the trustee a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by Starwood, as the case may be, in the performance, observance or fulfillment of any condition or covenant of such indenture, and, if so, specifying each such default and the nature thereof.

      Prior to an acceleration described above, the holders of a majority of the aggregate principal amount of the debt securities, by notice to the trustee, may waive, on behalf of the holders of all debt securities of the series, any past default or Event of Default with respect to that series (or, with respect to certain Events of Default, the holders of a majority of all outstanding securities under the indenture voting as a single class may waive the Event of Default) except a default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any debt security of that series, or except in respect of an Event of Default resulting from the breach of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holders of each outstanding debt security of the affected series.

      Subject to provisions relating to its duties in case of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless such holders offer the trustee reasonable indemnity.

      Subject to such provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the notes of such series.

      If an Event of Default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series.

Defeasance

      With certain exceptions, Starwood will be discharged from its obligations under the indenture with respect to any series of debt securities by either paying the principal of, any premium, interest and additional interest, if any, on all the outstanding debt securities of such series when due and payable or delivering to the trustee all outstanding debt securities of such series for cancellation.

      The indenture provides that Starwood shall be discharged from its obligations with respect to the notes of a series prior to the stated maturity thereof when (a) Starwood has irrevocably deposited with the trustee, in trust, (i) sufficient funds in U.S. dollars to pay the principal of (and premium, if any), and interest, and additional interest, if any, to stated maturity (or redemption) on, the notes of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the full faith and credit of the United States government, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the notes of such series, (b) Starwood has paid all other sums payable with respect to the notes of such series, and (c) Starwood has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (i) Starwood has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred. Upon such discharge, the holders of the notes of such series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the notes of such series, and replacement of lost, stolen or mutilated notes, and must look only to such deposited funds or obligations for payment.

Additional Information

      You may obtain a copy of the indenture without charge by writing to Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604, Attention: General Counsel.

Governing Law

      The indenture and the original notes are, and the exchange notes will be, governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

      U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the exchange notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Book-Entry, Delivery and Form

      Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

      The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

     Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Starwood takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Starwood that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Starwood that, pursuant to procedures established by it:

(1) upon deposit of each global note, DTC will credit the accounts of Participants designated by the holders of original notes who exchange their original notes in the exchange offer with an interest in the global note; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

      All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Starwood and the trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither Starwood, the trustee nor any agent of Starwood or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised Starwood that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Starwood. Neither Starwood nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Starwood and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised Starwood that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Starwood nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Exchange of Global Notes for Certificated Notes

      A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”) if:

(1) DTC (a) notifies Starwood that it is unwilling or unable to continue as depositary for the global notes and Starwood fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Starwood, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing an Event of Default with respect to the exchange notes.

      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     Exchange of Certificated Notes for Global Notes

      Certificated notes may be exchanged for beneficial interests in a global note if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture).

     Same Day Settlement and Payment

      Starwood will make payments in respect of the exchange notes represented by global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the global note. Starwood will make all payments of principal and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Starwood expects that secondary trading in any certificated notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Starwood that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture by complying with the provisions described under “— Defeasance” above with respect to each series of securities outstanding under the indenture and paying all other sums payable under the indenture.

Limitations of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of Starwood, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note. In addition, the holders of the exchange notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries that are not guarantors. See “Risk Factors — Risks Relating to the Notes — Holders of the exchange notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries that are not guarantors of our obligations under our senior credit facility and indebtedness of Starwood and its subsidiaries that is secured by mortgages.”

EXCHANGE OFFER AND REGISTRATION RIGHTS

      As a condition to the initial sale of the original notes, the Corporation and Sheraton Holding Corporation entered into the registration rights agreement with Lehman Brothers Inc. as representative of the initial purchasers. In that agreement, we agreed, at our cost, to file with the SEC and use our reasonable efforts to cause to become effective a registration statement (the “exchange registration statement”) with respect to the registered offer to exchange the original notes for the exchange notes.

      The registration statement of which this prospectus is a part is the exchange registration statement described above, and the exchange offer described in this prospectus is the exchange offer referred to above. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes have been registered and transfer restrictions, registration rights and provisions for additional interest in the event the exchange offer registration statement is not declared effective, the exchange offer is not consummated or a shelf registration statement covering resales of the original notes is not declared effective within certain time periods relating to the initial sale of the original notes will not apply to the exchange notes.

      If (1) we determine that the exchange offer is not available or may not be consummated because it would violate applicable law or SEC staff interpretations, (2) the exchange offer is not consummated within 300 days after the initial sale of the original notes or (3) any holder of original notes that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) notifies us in writing prior to the 20th day following the consummation of the exchange offer that it is prohibited by applicable law or SEC policy from participating in the exchange offer, it may not resell the exchange notes to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales or that it is a “participating broker-dealer” and holds original notes acquired directly from Starwood or one of its affiliates, we shall file after such determination a shelf registration statement (the “shelf registration statement”) with respect to resales of the original notes (other than original notes owned by holders who have elected not to include such notes in the shelf registration statement or who have not furnished the information relating to such holder that is required to be included in the shelf registration statement or who have not satisfied the obligation under (3) above). If we have determined to file and have caused the shelf registration statement to become effective, we will use our reasonable efforts to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act with respect to the original notes, or such shorter period that will terminate when all original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such an effective shelf registration statement, provide to each holder of original notes copies of the prospectus which is part of the shelf registration statement, notify such holders when the shelf registration statement becomes effective and take certain other actions as are required to permit resales of the original notes under the shelf registration statement. A holder that sells its original notes pursuant to the shelf registration statement:

•	generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser;

•	will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification obligations).

If (i) by the date that is 270 days after the date on which we originally issued the original notes under the indenture the exchange registration statement is not declared effective or if we are obligated to file a shelf registration statement with respect to resales of the original notes and the shelf registration statement is not declared effective within 270 days after such obligation arises, (ii) we have not consummated the exchange offer by the date that is 316 days after the date on which we originally issued the original notes or (iii) the shelf registration statement (if filed) is declared effective but ceases to be effective prior to the expiration of the holding period referred to in Rule 144(k) under the Securities Act or, if earlier, such time as all original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or become eligible for sale pursuant to Rule 144(k) or cease to be outstanding, the annual interest rate on the notes will increase by 0.5% until the effectiveness of the exchange offer registration statement or shelf registration statement (in the case of clause (i)), the consummation of a registered exchange offer (in the case of clause (ii)), or the effectiveness of the shelf registration statement that had ceased to remain effective prior to the expiration of the holding period referred to in Rule 144(k) or, if earlier, such time as all original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or become eligible for sale pursuant to Rule 144(k) or cease to be outstanding (in the case of clause (iii)).

      Because the registration rights agreement of which this prospectus is a part was not declared effective by the SEC on or prior to January 14, 2003 (the date that was 270 days after the closing of the sale of the original notes) and we did not consummate the exchange offer on or prior to March 1, 2003 (the date that was 316 days after the closing of the sale of the original notes), the annual interest rate on the original notes was increased by 0.5% from January 15, 2003. Accordingly, holders of original notes will receive additional interest during the period from January 15, 2003 until the date on which we consummate the exchange offer or cause a shelf registration statement covering resales of original notes to become effective, at which time the annual interest rate on the original notes will be decreased by 0.5%. This additional interest will be payable to the persons in whose names the notes are registered at the close of business on April 15, 2003.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary description of certain United States federal income tax considerations relating to the exchange of the original notes for the exchange notes pursuant to the exchange offer.

      The described consequences are based upon the provisions of the Code, applicable Treasury Regulations, rulings and other administrative pronouncements, and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those described herein. No ruling from the Internal Revenue Service (“IRS”) or opinion of counsel has been or will be sought with respect to any of the described consequences.

      This summary is limited to the tax consequences of those persons who are original beneficial owners of the original notes, who purchased the original notes at their original issue price and who hold such notes as “capital assets” within the meaning of the Code (“Holders”). This summary does not represent a detailed description of the United States federal income tax consequences to Holders in light of their particular circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” “foreign person holding companies” or banks whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

      If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

Exchange of Original Notes for Exchange Notes

      The exchange of unregistered original notes for registered exchange notes in the exchange offer should not constitute an exchange for U.S. federal income tax purposes. Accordingly, the exchange offer should not have any U.S. federal income tax consequences to you and you should not recognize gain or loss if you exchange your unregistered original notes for registered exchange notes.

      The exchange notes should be treated for federal income tax purposes as a continuation of the original notes. Accordingly, a beneficial owner of an original note should have the same adjusted tax basis and holding period in the exchange note as the owner had in the original note exchanged therefor. In addition, the U.S. federal income tax consequences of holding and disposing of your registered exchange notes should be the same as those applicable to your unregistered original notes.

      THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING UNREGISTERED ORIGINAL NOTES FOR REGISTERED EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

      Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, Starwood believes that the exchange notes to be issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an “affiliate” of Starwood within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder’s business and the holder has no arrangement with any person to participate in the distribution of the exchange notes. Accordingly, any holder using the exchange offer to participate in a distribution of the exchange notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, Starwood will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Starwood has agreed to pay certain expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      Starwood will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and delivering a prospectus a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      By acceptance of the exchange offer, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Starwood of:

•	any request by the SEC or any state securities authority for amendments and supplements to this prospectus or for additional information,

•	the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of which this prospectus is a part or the initiation of any proceedings for that purpose,

•	the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading or

•	the reasonable determination by Starwood that a post-effective amendment to the registration statement would be appropriate (in each case which notice Starwood agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Starwood has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer or has advised such broker-dealer that it may resume using this prospectus. If Starwood gives any notice to suspend the use of the prospectus, it will extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of the notice to and including the date when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the exchange notes or received the advice of Starwood that they may resume resales of the exchange notes using this prospectus.

LEGAL MATTERS

      Certain legal matters in connection with the notes offered hereby have been passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York, Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, and Lionel Sawyer & Collins, Las Vegas, Nevada.

EXPERTS

      The consolidated financial statements and schedules of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts (collectively, the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

Up to $700,000,000 Aggregate Principal Amount of
Our 7 3/8% Senior Notes due 2007
For Any and All of
the $700,000,000 Aggregate Principal Amount of
Our Outstanding 7 3/8% Senior Notes due 2007

and

Offer to Exchange

Up to $800,000,000 Aggregate Principal Amount of
Our 7 7/8% Senior Notes due 2012
For Any and All of
the $800,000,000 Aggregate Principal Amount of
Our Outstanding 7 7/8% Senior Notes due 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification of Directors and Officers of the Corporation

      The Corporation’s charter requires the Corporation to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the Board of Directors. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which the charter of the Corporation does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

      The Corporation has entered into indemnification agreements with its directors and executive officers providing for the maintenance of directors and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such directors and executive officers.

Indemnification of Directors and Officers of Sheraton Holding Corporation

      Sheraton Holding Corporation is organized under the laws of the State of Nevada. The Nevada General Corporation Law (the “NGCL”) authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification.

      The indemnification provisions of the NGCL require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under the NGCL is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or By-laws of a corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status of officer or director of the corporation, whether or not the corporation would have the power to indemnify him against such liability under the NGCL.

      Article IV of the by-laws of Sheraton Holding Corporation requires the corporation, to the fullest extent permitted by applicable law as then in effect, to indemnify officers and directors against all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative. The right of indemnification provided in Article IV is not exclusive of any other rights to which any indemnified person may otherwise be entitled.

Item 21.	Exhibits

      See Index to Exhibits.

Item 22.	Undertakings

      The undersigned registrants hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions described in Item 20, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby further undertake (in accordance with the corresponding lettered undertakings in Item 22 of Form S-4):

(b) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 28th day of February, 2003.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ RONALD C. BROWN

Ronald C. Brown
Executive Vice President and
Chief Financial Officer

POWERS OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Barry S. Sternlicht	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2003

/s/ RONALD C. BROWN Ronald C. Brown	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2003

* Charlene Barshefsky	Director	February 28, 2003

* Jean-Marc Chapus	Director	February 28, 2003

* Bruce W. Duncan	Director	February 28, 2003

* Eric Hippeau	Director	February 28, 2003

* George J. Mitchell	Director	February 28, 2003

* Stephen R. Quazzo	Director	February 28, 2003

* Thomas O. Ryder	Director	February 28, 2003

Signature		Title	Date

* Daniel W. Yih		Director	February 28, 2003

* Dr. Kneeland C. Youngblood		Director	February 28, 2003

*By:	/s/ RONALD C. BROWN Ronald C. Brown Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 28th day of February, 2003.

SHERATON HOLDING CORPORATION

By:	/s/ JEFF S. DREW

Jeff S. Drew
Vice President and Treasurer

POWERS OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Theodore W. Darnall		President (Principal Executive Officer)	February 28, 2003

/s/ JEFF S. DREW Jeff S. Drew		Vice President and Treasurer (Principal Financial and Accounting Officer)	February 28, 2003

* Barry S. Sternlicht		Director	February 28, 2003

*By:	/s/ RONALD C. BROWN Ronald C. Brown Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Charter of the Corporation, amended and restated as of February 1, 1995, as amended through March 26, 1999 (incorporated by reference to Exhibit 3.2 to the Joint Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/ A filed May 17, 1999) of the Corporation and Starwood Hotels & Resorts, a Maryland real estate investment trust (the “Trust”).
3.2		Bylaws of the Corporation, as amended through April 15, 1999 (incorporated by reference to Exhibit 3 to the Corporation’s and the Trust’s Joint Current Report on Form 8-K dated March 15, 1999).
*3	.3	Restated Articles of Incorporation, as amended through October 13, 2000, of Sheraton Holding Corporation.
*3	.4	Amended and Restated By-laws, as amended through July 23, 1996, of Sheraton Holding Corporation.
*4	.1	Indenture dated as of April 19, 2002 among the Corporation, the guarantor parties named therein and U.S. Bank National Association, as trustee.
*4	.2	Form of 7 3/8% Senior Note due 2007.
*4	.3	Form of 7 7/8% Senior Note due 2012.
*4	.4	Registration Rights Agreement dated as of April 19, 2002 among the Corporation, the guarantor parties named therein and Lehman Brothers Inc. as representative of the Initial Purchasers.
*5	.1	Opinion of Sidley Austin Brown & Wood LLP.
*5	.2	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
*5	.3	Opinion of Lionel Sawyer & Collins.
12.1		Computation of Consolidated Ratio of Earnings to Fixed Charges.
*23	.1	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).
*23	.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.2).
*23	.3	Consent of Lionel Sawyer & Collins (included in Exhibit 5.3).
23.4		Consent of Ernst & Young LLP.
*24	.1	Powers of Attorney (included in the signature pages of the Registration Statement).
*25	.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1		Letter of Transmittal.
99.2		Notice of Guaranteed Delivery.
99.3		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4		Form of Letter from Registered Holders to Clients.

*	Previously filed.